Exhibit 99.2
FIRST AMENDMENT TO THE
NOBLE CORPORATION PLC
2022 LONG-TERM INCENTIVE PLAN

    WHEREAS, Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Company”), maintains the Noble Corporation plc 2022 Long-Term Incentive Plan (the “Plan”); and
    WHEREAS, pursuant to Section 12 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time and for any purpose as permitted by law, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Company’s shares are traded.
    NOW, THEREFORE, pursuant to its authority under Section 12 of the Plan, the Board hereby amends the Plan as follows, effective as of April 1, 2024 (the “Amendment Effective Date”), with Item 1 subject to the approval of the stockholders of the Company:
1.The first sentence of Section 5(a) of the Plan is hereby amended and restated to read as follows:

“Subject to the provisions of Paragraph 14 hereof, the maximum number of Shares that may be allotted and issued, transferred, or delivered pursuant to Awards under the Plan (including rights or Options that may be exercised for or settled in Shares) shall be 10,688,623 (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options.”

2.Section 8 of the Plan is hereby amended by adding a new subsection (f) to read as follows:

“(f) Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than Cash Awards) shall vest no earlier than the first anniversary of the date on which is the Award is granted; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) Awards for which vesting is accelerated in connection with the Participant’s death or Disability or a Change in Control; and (iv) other Awards covering up to a maximum of 5% of the available share reserve authorized for allotment and issuance under the Plan pursuant to Section 5.”

3.Section 9(b) of the Plan is hereby amended and restated to read as follows:

“Rights to (i) dividends or other distributions may be extended to and made part of any Restricted Stock Award or other Stock Awards and (ii) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish as set forth in the Award Agreement thereto; provided, however, that such dividends and Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the underlying Award. Accordingly, the right to receive such dividends and Dividend Equivalent payments shall be forfeited to the extent that the underlying Restricted Stock, or other Stock Award, or RSUs do not vest, are forfeited or are otherwise cancelled pursuant to such Award. Notwithstanding any provision herein to the contrary, dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.”

4.This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States or the laws of England and Wales.

5.All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan, effective as of the Amendment Effective Date.
    NOBLE CORPORATION PLC
    By: s/Jennie Howard
Name: Jennie Howard
Title: SVP, General Counsel and Secretary

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